Exhibit 99.1
RedEnvelope, Inc. Reports Strong Third Quarter Fiscal 2007 Results
SAN FRANCISCO, CA (January 30, 2007) – RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the third quarter ended December 31, 2006.
Net revenues for the third quarter of fiscal 2007 were $57.0 million, compared to $53.0 million in the third quarter of fiscal 2006, an increase of 7.5%. Net income for the third quarter of fiscal 2007 was $5.3 million, compared to net income of $4.1 million in the third quarter of fiscal 2006, an increase of 29%. Net income per diluted share for the third quarter of fiscal 2007 was $0.56, compared to net income per diluted share of $0.43 in the third quarter of fiscal 2006. Net income for the third quarter of fiscal 2007 includes stock option expenses of $598,000 as required by SFAS No. 123(R), “Share-Based Payment,” which was adopted on April 3, 2006.
For the nine months ended December 31, 2006, net revenues were $99.4 million, compared to $91.1 million for the same period in fiscal 2006, an increase of 9.0%. Net income for the first nine months of fiscal 2007 was $0.7 million, compared to a net loss of $(1.1) million for the prior year period. Net income per diluted share for the first nine months of fiscal 2007 was $0.08 per diluted share, compared to a net loss of $(0.13) per diluted share during the same period in fiscal 2006. Net income for the first nine months of fiscal 2007 includes stock option expenses of $1.7 million, as required by SFAS No. 123(R).
“The third quarter of fiscal 2007 marked another quarter of improving profitability and solid sales growth,” said Ken Constable, President and Chief Executive Officer. “Our third quarter results reflect our team’s exhaustive preparations and meticulous execution of our holiday readiness plan. In addition, our marketing, merchandising and operational agility in the face of increased competitive pressure during the peak gift-giving season allowed us to profitably drive sales by managing our promotional activity through limited-time offers.” Mr. Constable continued, “As we look forward, we continue to focus on our distinctive brand positioning and product offering and on building relevant and lasting customer relationships year-round.”
Third Quarter Fiscal 2007 Business Highlights
•	Net revenues per order grew to approximately $93, compared to approximately $83 in the third quarter of fiscal 2006

•	Gross profit per order grew to approximately $50, compared to approximately $43 in the third quarter of fiscal 2006

•	Approximately 616,000 orders shipped, a decrease of 3.5% from the prior year, due to a strategic decision to focus on profitable growth

•	New customers grew by approximately 258,000 from the end of Q2 fiscal 2007, bringing the total customer file to over 3.3 million names

•	Home and jewelry categories each represented approximately 22% of net revenues
Gross profit margin was 54.1% of net revenues in the third quarter of fiscal 2007, compared to 52.3% in the same period last fiscal year. The gross margin strengthened year-over-year primarily due to improved shipping margins.

Marketing expenses in the third quarter of fiscal 2007 were 22.1% of net revenues, compared to 22.8% in the same period last year, as the Company shifted spending into its more efficient e-mail and online channels.
For the third quarter of fiscal 2007, fulfillment expenses remained flat at 13.1% of net revenues, reflecting thorough preparations for the holiday selling season, particularly at the Company’s fulfillment center.
General and administrative expenses increased as a percentage of net revenues to 9.7% for the third quarter of fiscal 2007, compared to 8.7% in the same period last year. On a dollar basis, general and administrative expenses increased to $5.5 million in the third quarter of fiscal 2007, from $4.6 million in the comparable period in fiscal 2006. The year-over-year increase in general and administrative expenses was due in large part to $598,000 in stock option expenses as a result of the adoption of SFAS No. 123(R).
As of December 31, 2006, RedEnvelope had $23.5 million in cash and short-term investments. In addition, the Company had no outstanding borrowings under its revolving credit facility. At the end of the third quarter, inventory was $14.5 million, compared to $22.9 million at the end of the second quarter and $15.5 million at the end of the third quarter of fiscal 2006.
Guidance
RedEnvelope is maintaining its previously-issued fiscal 2007 revenue guidance of 7% to 10% revenue growth over fiscal 2006 and a net loss of approximately $2.0 million to $2.5 million in fiscal 2007. This net loss projection includes the Company’s current estimate that the adoption of SFAS 123(R) will result in stock option compensation expenses of approximately $2.0 million to $2.5 million this fiscal year, although actual results may differ due to differences and changes in components of the expense calculation during the fiscal year.
Conference Call
RedEnvelope, Inc. will host a conference call today, January 30, 2007 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Ken Constable, President and Chief Executive Officer, and Bill Gochnauer, Interim Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website under the “About RedEnvelope” tab at www.RedEnvelope.com. The webcast will be archived online within one hour of the completion of the conference call and available for 12 months.
About RedEnvelope, Inc.
RedEnvelope, Inc. is a branded online retailer of upscale gifts, dedicated to helping women celebrate and nurture their closest personal relationships with unique gifts and unequalled gift-giving experiences. RedEnvelope offers an extensive and fresh collection of imaginative, original gifts through its webstore, www.RedEnvelope.com.
“RedEnvelope” is a registered trademark of RedEnvelope, Inc.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: marketing and advertising programs and related expenditures may not cause anticipated increases in sales; ongoing system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer or incur greater costs than anticipated to implement; planned cost-control measures may fail to yield satisfactory results; vacancies and changes in key management positions and personnel; the inability to attract and retain qualified managerial, creative and technical personnel; integration of recently hired key personnel, and other managerial, technical, finance, accounting and operations personnel, and potential disruption occasioned thereby; failure of the market to accept our new or existing products and competition relating to such products; planned fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer or incur greater costs than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 2, 2006 and Quarterly Report on Form 10-Q for the period ended October 1, 2006, including, without limitation, those discussed under the captions, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors That May Affect Future Results,” which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The lack of any update or revision is not intended to imply continued affirmation of forward-looking statements contained herein.

Investor Contact:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icrinc.com; clumpkins@icrinc.com
(310) 954-1100
— Financial Tables Follow —

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	December 31,		January 1,		December 31,		January 1,
	2006	%	2006	%	2006	%	2006	%
	(In thousands, except for per share data)
Net revenues	$56,987	100.0%	$53,029	100.0%	$99,376	100.0%	$91,131	100.0%
Cost of sales	26,157	45.9%	25,308	47.7%	46,569	46.9%	43,983	48.3%

Gross profit	30,830	54.1%	27,721	52.3%	52,807	53.1%	47,148	51.7%

Operating expenses:
Fulfillment	7,449	13.1%	6,939	13.1%	13,655	13.7%	12,577	13.8%
Marketing	12,569	22.1%	12,090	22.8%	22,019	22.2%	21,680	23.8%
General and administrative	5,519	9.7%	4,617	8.7%	16,515	16.6%	14,208	15.6%

Total operating expenses	25,537	44.8%	23,646	44.6%	52,189	52.5%	48,465	53.2%

Income (loss) from operations	5,293	9.3%	4,075	7.7%	618	0.6%	(1,317)	-1.5%
Interest income, net	14	0%	27	0%	101	0.1%	178	0.2%

Net income (loss)	$5,307	9.3%	$4,102	7.7%	$719	0.7%	$(1,139)	-1.3%

Net income (loss) per share — basic	$0.56		$0.45		$0.08		$(0.13)

Net income (loss) per share — diluted	$0.56		$0.43		$0.08		$(0.13)

Weighted average shares outstanding — basic	9,458		9,025		9,369		8,981

Weighted average shares outstanding — diluted	9,488		9,500		9,477		8,981

REDENVELOPE, INC.
BALANCE SHEETS
(Unaudited)

	December 31,	April 2,	January 1,
	2006	2006	2006
		(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$23,471	$3,277	$10,527
Short-term investments	—	6,762	18,326
Accounts receivable, net	3,300	1,054	2,705
Inventory	14,466	19,690	15,487
Prepaid catalog costs and other current assets	3,081	2,793	2,643

Total current assets	44,318	33,576	49,688

Property and equipment, net	7,682	7,255	7,499
Other assets	193	146	432

Total assets	$52,193	$40,977	$57,619

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$21,712	$13,829	$26,429
Capital lease obligations, current	207	312	505

Total current liabilities	21,919	14,141	26,934

Capital lease obligations, long-term	403	136	168
Deferred rent	548	710	751

Total liabilities	22,870	14,987	27,853

Stockholders’ equity:
Common stock	97	94	91
Additional paid-in capital	117,978	115,367	114,663
Notes receivable from stockholders	(44)	(44)	(44)
Accumulated deficit	(88,708)	(89,427)	(84,944)

Total stockholders’ equity	29,323	25,990	29,766

Total liabilities and stockholders’ equity	$52,193	$40,977	$57,619

REDENVELOPE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-nine Weeks Ended
	December 31,	January 1,
	2006	2006
	(In thousands)
Cash Flows From Operating Activities:
Net income (loss)	$719	$(1,139)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,357	2,352
Stock-based compensation	1,921	8
Other non-cash charges	(114)	(20)
Changes in current assets and liabilities:
Accounts receivable, net	(2,246)	(1,605)
Inventory	5,224	(1,439)
Prepaid catalog and other assets	(237)	1,299
Accounts payable and accrued expenses	8,216	11,715

Net cash provided by operating activities	15,840	11,171

Cash Flows From Investing Activities:
Maturities of short-term investments	11,619	30,764
Purchases of short-term investments	(4,857)	(34,739)
Purchase of property and equipment	(2,620)	(1,730)

Net cash provided by (used in) investing activities	4,142	(5,705)

Cash Flows From Financing Activities:
Proceeds from issuance of stock	692	761
Principal payments on capital lease obligations	(336)	(507)
Payment of debt acquisition costs	(144)	—
Proceeds from line of credit	6,700	—
Repayment of line of credit	(6,700)	—

Net cash provided by financing activities	212	254

Net increase in cash and cash equivalents	20,194	5,720
Cash and cash equivalents at beginning of period	3,277	4,807

Cash and cash equivalents at end of period	$23,471	$10,527

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